Date: For Release: Contact(s):	November 3, 2005 Upon Receipt Media	Investors

	Joshua King 860/547-2293 joshua.king@thehartford.com	Kim Johnson 860/547-6781 kimberly.johnson@thehartford.com

	Debora Raymond 860/547-9613 debora.raymond@thehartford.com	Greg Schroeter 860/547-9140 gregory.schroeter@thehartford.com

The Hartford Reports a 9 Percent Rise in Net Income to $539 Million In Third Quarter 2005

Property and casualty, life operations drive double-digit growth in book value per share

HARTFORD, Conn. – The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest financial services and insurance companies, today reported a 9 percent increase in third quarter 2005 net income to $539 million, or $1.76 per diluted share. The Hartford’s operating income in the third quarter of 2005 rose 20 percent over the third quarter of 2004 to $560 million, or $1.82 per diluted share.

A comparison of The Hartford’s performance for this quarter compared to results for the third quarter of 2004 is presented in the table below. In the 2004 period, net income and operating income benefited from prior-year tax-related items totaling $216 million.

Summary (in millions except per share data)	3Q ’04	3Q ’05	Change

Net income	$494	$539	9%

Net income per diluted share	1.66	1.76	6%

Operating income[1]	468	560	20%

Operating income per diluted share[1]	1.57	1.82	16%

Assets under management	274,961	315,871	15%

Book value per share (ex. AOCI)[1]	41.70	49.04	18%

Operating income, operating income per diluted share and book value per share, excluding AOCI (accumulated other comprehensive income), are not calculated based on generally accepted accounting principles (“non-GAAP”). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

“Overall, we delivered a return on equity to our shareholders of 17 percent for the twelve-month period ended September 30, 2005, and our book value per share, excluding AOCI, was $49.04, an increase of 18 percent from a year ago. Assets under management reached a record $316 billion,” Ayer added.

REVIEW OF BUSINESS UNIT RESULTS

Property and Casualty Operations

Operating income for The Hartford’s property and casualty operations in the third quarter was $232 million compared with $13 million in the same quarter of last year. Hurricane losses had a significant impact on operating income in the third quarter of both 2004 and 2005. Third quarter 2005 operating income also includes a $24 million (after-tax) charge to increase environmental reserves.

For the second consecutive year, natural disasters in the third quarter exacted a significant toll on insurance industry profits. “Prudent exposure management held our estimated catastrophe costs for Hurricanes Katrina and Rita, including reinstatement premiums, to $130 million (after-tax). Excluding catastrophes, personal lines and business insurance continued to produce excellent underwriting results,” said Ayer.

Before catastrophes, the company reported a combined ratio in ongoing operations of 91.7 percent, an improvement of 1.6 points compared to a year ago. Net written premium for The Hartford’s property and casualty operations in the third quarter of 2005 was nearly $2.6 billion, comparable to the prior year period.

“In today’s competitive environment, The Hartford’s strategy is to grow selectively, while maintaining underwriting discipline,” Ayer said. “This quarter, we achieved double-digit net written premium growth in our small commercial insurance business and modest premium growth in middle market commercial business and personal lines. Disciplined underwriting in specialty property insurance caused new business to slow in this area during the quarter, leading to a decline in net written premium.”

Business Insurance

Business insurance reported good growth and excellent underwriting results in the third quarter of 2005. Net written premium of $1.2 billion rose 7 percent compared to the same period in 2004 even as overall business insurance pricing declined by 3 percent.

In small commercial, net written premium was up 11 percent to $607 million. New business and excellent retention of existing business drove net written premium higher. Margins between earned pricing and loss costs remained strong in this business.

In middle market insurance, net written premium rose by 3 percent to $616 million. The Hartford’s focus on targeted opportunities within select industries yielded positive results this quarter.

For the third quarter of 2005, the combined ratio for business insurance before catastrophes was a solid 88.0 percent, a significant improvement over the third quarter of 2004. Growing earned premiums in business insurance and 1.2 points of net favorable prior year reserve development contributed to profitability. Catastrophe losses were 1.5 points during the third quarter of 2005.

Personal Lines Insurance

Personal lines net written premium of $936 million grew 2 percent over the third quarter of 2004. The growth in net written premiums for The Hartford’s auto and homeowners insurance was driven by an increase of 4 percent in the company’s AARP book of business and 5 percent in its agency book of business. During the quarter, the company maintained its focus on attracting new AARP customers and increasing the number of independent agents writing personal lines insurance for The Hartford.

Excluding catastrophe losses, underwriting results for personal lines were strong and loss costs were very favorable during the quarter. The combined ratio before catastrophes was 86.2 percent, 4.4 points better than the same period last year. Catastrophe losses in personal lines were 5.8 points in the third quarter of 2005.

Specialty Commercial Insurance

The Hartford’s specialty commercial insurance operations posted $437 million in net written premium for the third quarter, 15 percent lower than the prior year period. The company continues to carefully manage its mix of business to pursue profitable opportunities. Double-digit growth in bond and professional liability lines was offset by a sharp decline in specialty property premium.

The decline in specialty property premium resulted from disciplined underwriting in a very competitive environment, an increase in reinstatement premiums paid for reinsurance, and the sale of the company’s crop insurance business in late 2004. The combined ratio before catastrophes for The Hartford’s specialty commercial segment was 113.6 percent. This combined ratio included $62 million, or 14.6 points, of net unfavorable prior year reserve development, primarily related to workers’ compensation reserves. Catastrophe losses for the third quarter of 2005 were 19.7 points.

Life Operations

In The Hartford’s life operations, higher assets under management and higher than expected partnership income drove operating income to $368 million in the third quarter of 2005. Excluding $190 million in tax related items recorded in the third quarter of 2004, operating income increased 20 percent over the year ago period. In the last 12 months ended September 30, 2005, assets under management in The Hartford’s life operations increased by $38 billion.

“Our success in attracting the retirement savings of investors in both the U.S. and Japan is fueling growth in assets under management and operating earnings,” said Ayer. “With strong equity markets and net flows, our global variable annuity asset base grew 22 percent over the course of the last twelve months. During that period, our 401(k) and mutual fund assets under management together rose 27 percent and institutional assets under management were up 10 percent.

We are achieving strong double-digit sales growth in individual life insurance and group benefits as distribution and product initiatives take hold,” Ayer noted. “The combination of investment and protection businesses in our life operations positions us well for the future.”

Retail Products Group

Third quarter operating income for the retail products group was up 29 percent to $181 million. The increase in earnings was driven by strong asset growth coupled with industry leading expense efficiencies. Assets under management in retail products ended the quarter at $152 billion, an increase of 14 percent from a year ago.

Variable annuity assets under management grew 13 percent over the past year to $104 billion driven primarily by market appreciation. Variable annuity sales and deposits in the quarter were $2.7 billion and the company reported modest net outflows of $348 million.

Competition in the U.S. variable annuity market continues to focus on the newest benefits and features. The Hartford is keeping pace with the November 1, 2005 launch of Lifetime Income Builder which provides investors with a guarantee of principal and an income stream for life. This feature was designed to address a growing concern about retirees outliving their savings. Early feedback from financial advisors has been positive.

Growth in small business 401(k) and mutual funds also drove operating income for the retail products group. The Hartford’s 401(k) business produced outstanding sales and deposits of $791 million, up 33 percent over the prior year period, as pension specialists that joined the company last year are contributing significantly to sales growth. Assets under management in the 401(k) business topped $9 billion.

The Hartford’s $1.3 billion retail mutual fund sales and deposits during the quarter were up 4 percent from the third quarter of 2004. Sales and deposits of The Hartford’s fixed income funds reached 23 percent of total retail mutual fund sales. Assets under management in retail mutual funds were $28 billion, up 21 percent over a year ago.

Institutional Solutions Group

The institutional solutions group had record sales and deposits of $2 billion for the quarter, an increase of 69 percent from the prior year period. The company’s sales achievement during the quarter was largely driven by strong demand for The Hartford’s Investor Notes, a fixed income investment product. Since introducing Investor Notes in the third quarter of 2004, sales of this product have topped $2.5 billion. Assets under management reached $54 billion, 10 percent higher than a year ago. Third quarter operating income was up 15 percent to $38 million.

Individual Life

The Hartford’s individual life segment reported strong sales of $62 million, up 11 percent over the third quarter of 2004. Sales growth has been driven by a broadening distribution network and customer-focused product innovation. During the quarter, The Hartford was recognized as the first life insurance company in the United States to offer life insurance to certain women age 40 and over who have been treated for early stage breast cancer at the same rates as other healthy women their age.

The Hartford’s life insurance account values reached a record $10 billion in the third quarter of 2005. As a market leader in variable life, separate account assets made up over half of the total account values. Operating income of $45 million improved 2 percent over the third quarter of 2004.

Group Benefits

The Hartford’s group benefits achieved record third quarter fully insured sales of $157 million. Investments in people and technology helped to drive sales growth in both group life and group disability. Group disability sales rose 38 percent and group life sales increased 67 percent over the third quarter of 2004.

Fully insured premiums in group benefits were up 4 percent to $940 million. With favorable mortality and morbidity, the after-tax margin expanded to a year-to-date high of 7.2 percent. Operating income was $68 million compared to $70 million in the third quarter of last year due to a $4 million (after-tax) provision related to Hurricane Katrina and increased expenses to support business growth.

Japan

Sales for The Hartford’s Japan operations in the third quarter were up 31 percent from the prior year period to 330 billion yen, or $3.0 billion, with sales of variable annuities contributing $2.8 billion in the quarter.

Based on the strong sales growth, market penetration, and higher equity markets in Japan, assets under management more than doubled from a year ago to reach $23 billion. To support future growth, the company continues to focus on expanding distribution relationships with an emphasis on regional banks.

NINE MONTHS ENDED SEPTEMBER 30, 2005 RESULTS

The Hartford reported net income for the first nine months of 2005 of approximately $1.8 billion or $5.94 per diluted share, from $1.5 billion or $5.04 per diluted share in the first nine months of 2004.

2005 GUIDANCE

Based on current information, The Hartford expects 2005 operating income per diluted share to be between $7.30 and $7.60. This is lower than the guidance of $7.55 to $7.85 expressed on August 4 at the time of our second quarter earnings release. The guidance includes estimates of the impact of all third quarter hurricanes as well as estimates of all catastrophic losses experienced in October, including Hurricane Wilma. This guidance excludes realized capital gains or losses and any other unusual or unpredictable benefits or charges that might occur during the balance of 2005.

Historically, including during the first three quarters of 2005, the company has experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance. Among other assumptions, the guidance for the remainder of 2005 assumes the following:

•	Total losses and associated costs from fourth quarter catastrophes are between $150 and $170 million pre-tax. This includes an estimate of The Hartford’s loss net of reinsurance from Hurricane Wilma, an estimate of a likely assessment from Florida’s Citizens’ insurance company associated with its Hurricane Wilma losses, the cost of additional catastrophic reinsurance coverage purchased by The Hartford in the fourth quarter and additional but limited catastrophic losses in November and December;

•	U.S. equity markets produce an annualized total return in the last three months of 2005 of 9 percent (7.2 percent stock price appreciation and 1.8 percent dividends). The stock price appreciation is from levels at September 30, 2005 (S&P 500 at 1229);

•	The final resolution of the previously-disclosed market timing and directed brokerage investigations with an incurred expense of neither more nor less than $66 million after-tax (the ultimate cost to the company of these matters could materially exceed this amount);

•	Mid to high single-digit full-year written premium growth in business insurance (slightly lower than previous guidance) and low to mid-single-digit full-year written premium growth in personal lines (slightly lower than previous guidance);

•	Slight deterioration in business insurance combined ratio (excluding catastrophes and prior year development) for the remainder of 2005, producing full-year combined ratio slightly better than 2004 levels (89.7);

•	Deterioration in personal lines combined ratio (excluding catastrophes and prior year development) for the remainder of 2005, producing full-year combined ratio slightly better than 2004 levels (88.2); and

•	Slightly negative full-year written premium growth in specialty commercial and full-year combined ratio (excluding catastrophes and prior year development) three or four points worse than 2004 results (88.2).

The company’s actual experience in 2005 will almost certainly differ from many of the assumptions described above and the company’s expectations for these and a large number of other factors will probably change. These factors include but are not limited to significant changes in estimated future earnings on investment products caused by changes in the equity markets, changes in our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in pricing and loss-cost trends in the property and casualty businesses, costs arising from resolution of regulatory investigations, catastrophe losses at levels different from expectations and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including reviews of long-term latent casualty exposures, including a review of assumed reinsurance reserves in Other Operations in the fourth quarter of 2005.

CONFERENCE CALL

The Hartford will discuss the results of the third quarter in a conference call on Friday, November 4, 2005, at 10:00 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at www.thehartford.com/ir/index.html.

DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES

The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.

The Hartford uses the non-GAAP financial measure operating income as an important measure of the company’s operating performance. Operating income is net income, before the after-tax effect of net realized capital gains and losses and the cumulative effect of accounting changes. The company believes operating income provides investors with a valuable measure of the performance of the company’s ongoing businesses because it excludes the effect of realized capital gains and losses, which tend to be highly variable from period to period and are primarily based on market conditions unrelated to the company’s insurance operations. Net income is the most directly comparable GAAP measure. A reconciliation of net income to operating income for the three and nine months ended September 30, 2004 and 2005 is set forth in the operating results table. Operating income per share is calculated based on a non-GAAP financial measure. Net income per share is the most directly comparable GAAP measure. A reconciliation of net income per share to operating income per share for the three and nine months ended September 30, 2004 and 2005 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the third quarter of 2005.

In this release, The Hartford has included the financial measure operating income, before tax related items. The Hartford has provided this financial measure to enhance investor understanding of the company’s ongoing businesses by eliminating the effects of tax related items because these items are highly variable from period to period. Net income is the most directly comparable GAAP measure. A reconciliation of net income to operating income, before tax related items, for the three and nine months ended September 30, 2004 and 2005 is set forth in the operating results table. Operating income, before tax related items, per share is calculated based on a non-GAAP financial measure. Net income per share is the most directly comparable GAAP measure. A reconciliation of net income per share to operating income, before tax related items, per share for the three and nine months ended September 30, 2004 and 2005 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the third quarter of 2005.

Written premiums is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premiums represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premiums, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premiums and earned premiums is attributable to the change in unearned premium reserves.

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items which typically fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of September 30, 2004 and 2005 is set forth in the operating results table.

The profitability of property and casualty underwriting segments is evaluated by The Hartford’s management primarily based upon underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred claims, claim adjustment expenses and underwriting expenses. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. In addition to underwriting results for each segment, net income for property and casualty includes income from servicing business, net investment income, other expenses, net realized capital gains (losses) and income taxes. The investment return, or yield, on property and casualty’s invested assets is an important element of The Hartford’s earnings since premiums received are invested for a period of time before loss and loss adjustment expenses are paid.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.

The 2005 earnings guidance presented in this release is based on the financial measure operating income. Net income is the most directly comparable GAAP measure. A quantitative reconciliation of The Hartford’s net income to operating income is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the third quarter of 2005, which is available on The Hartford’s Web site, www.thehartford.com.

The Hartford is one of the nation’s largest financial services and insurance companies, with 2004 revenues of $22.7 billion. As of September 30, 2005, The Hartford had total assets of $280.5 billion and stockholders’ equity of $15.3 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
OPERATING RESULTS BY SEGMENT (in millions except per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Life	2004	2005	Change	2004	2005	Change
Individual Annuity	$127	$158	24%	$351	$433	23%
Other Retail [1]	13	23	77%	42	35	(17%)

Total Retail Products Group	140	181	29%	393	468	19%
Institutional Solutions Group	33	38	15%	90	110	22%
Individual Life	44	45	2%	115	123	7%
Group Benefits	70	68	(3%)	165	191	16%
Other [2]	209	36	(83%)	242	1	(100%)

Total Life operating income [3]	496	368	(26%)	1,005	893	(11%)

Less: Tax related items [4]	190	—	(100%)	190	—	(100%)
Life operating income, before tax related items [3] [4]	306	368	20%	815	893	10%
Property and Casualty
Ongoing Operations Underwriting Results
Business Insurance	(25)	125	NM	297	384	29%
Personal Lines	(137)	71	NM	44	386	NM
Specialty Commercial	(58)	(143)	(147%)	(139)	(98)	29%

Total Ongoing Operations underwriting results	(220)	53	NM	202	672	NM
Other Operations underwriting results [5]	(110)	(53)	52%	(389)	(191)	51%

Total Property and Casualty underwriting results	(330)	—	100%	(187)	481	NM
Net investment income	309	349	13%	915	1,014	11%
Periodic net coupon settlements on non-qualifying derivatives, before-tax [3]	1	—	(100%)	8	—	(100%)
Net servicing and other income	10	12	20%	40	40	—
Other expenses	(53)	(53)	—	(181)	(152)	16%
Income tax (expense) benefit	76	(76)	NM	(97)	(396)	NM

Total Property and Casualty operating income [3]	13	232	NM	498	987	98%

Less: Tax related items [4]	26	—	(100%)	26	—	(100%)

Property and Casualty operating income (loss), before tax related items [3] [4]	(13)	232	NM	472	987	109%

Interest and Other Corporate	(41)	(40)	2%	(131)	(124)	5%

Operating income, before tax related items [3] [4]	252	560	122%	1,156	1,756	52%
Tax related items [4]	216	—	(100%)	216	—	(100%)
Operating income [3]	468	560	20%	1,372	1,756	28%
Add: Net realized capital gains (losses), after-tax	26	(21)	NM	146	51	(65%)
Add: Cumulative effect of accounting changes, after-tax	—	—	—	(23)	—	100%

Net income	$494	$539	9%	$1,495	$1,807	21%

PER SHARE DATA
Diluted earnings per share
Operating income, before tax related items [3] [4]	$0.85	$1.82	114%	$3.90	$5.77	48%
Operating income [3]	$1.57	$1.82	16%	$4.63	$5.77	25%
Net income	$1.66	$1.76	6%	$5.04	$5.94	18%
Book value per share
Book value per share (excluding AOCI)				$41.70	$49.04	18%
Per share impact of AOCI				$4.81	$1.98	(59%)
Book value per share (including AOCI)				$46.51	$51.02	10%

[1] Included in the nine months ended September 30, 2005, is an expense of $24, after-tax, which is an estimate of the termination value of a provision of an agreement with a distribution partner of the Company’s mutual funds.

[2] Included in the nine months ended September 30, 2005, is a charge of $66 to establish a reserve for investigations related to market timing by the SEC and New York Attorney General’s Office and directed brokerage by the SEC.

[3] For periods prior to January 1, 2005, operating income includes the effect of periodic net coupon settlements on non-qualifying-derivatives, after-tax.

[4] Life includes $190 and Property and Casualty includes $26 in 2004 of tax benefit related to tax years prior to 2004.

[5] The nine months ended September 30, 2004 includes a net reserve release of $97 related to September 11, an increase of $130 for assumed casualty reinsurance reserve reserves and a provision of $181 associated with the evaluation of the reinsurance recoverable asset. The three and nine months ended September 30, 2004 includes $75 of environmental reserve strengthening. The nine months ended September 30, 2005 includes assumed reinsurance reserve strengthening of $73. The three and nine months ended September 30, 2005 includes environmental reserve strengthening of $37.

The Hartford defines increases or decreases greater than 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include the difficulty in predicting the company’s potential exposure for asbestos and environmental claims and related litigation; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company’s statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the difficulty in predicting the company’s potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers or other producers and alleged anti-competitive conduct; the uncertain effect on the company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other producers, including changes that have been announced and those which may occur in the future; the possibility of more unfavorable loss experience than anticipated; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments, including the possibility that terrorism reinsurance legislation is not extended or renewed beyond 2005; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in the company’s claims-paying, financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; and others discussed in our Quarterly Reports on Form 10-Q, our 2004 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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